Exhibit 10.1
SELECTIVE INSURANCE
SUPPLEMENTAL PENSION PLAN
As Amended and Restated Effective January 1, 2005

 i

SELECTIVE INSURANCE
SUPPLEMENTAL PENSION PLAN

As Amended and Restated Effective January 1, 2005
1. Establishment. Selective Insurance Company of America (the “Company”) established the Selective Insurance Supplemental Pension Plan (the “Plan”) effective as of January 1, 1989. The Plan is hereby amended and restated, effective as of January 1, 2005, to reflect, among other things, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance of the Internal Revenue Service thereunder (together, “Section 409A”).
2. Purpose and Intent. The purpose of the Plan is to provide retirement income and death benefits for certain key employees of the Company and those of its Affiliates who adopt the Plan to supplement the benefits provided under the Retirement Income Plan for Selective Insurance Company of America (the “Retirement Plan”). In general, the Plan provides covered employees with benefits approximately equal to the additional benefits they would have earned under the Retirement Plan in the absence of the annual pensionable compensation limits and maximum benefit limits imposed by Section 401(a)(17) and Section 415 , respectively, of the Code. It is intended that the Plan will assist the Company and other Participating Employers in attracting and retaining employees of exceptional ability.
3. Unfunded Plan. The Plan is intended to qualify as an unfunded plan for the purposes of the Code and Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is maintained by the Company primarily for the purpose of providing certain deferred compensation benefits to a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA.
4. Effective Date. The Plan, as hereby amended and restated, shall only apply to eligible employees who are credited with an Hour of Service on or after January 1, 2005. Eligible employees who are not credited with an Hour of Service on or after January 1, 2005 shall be subject to the Plan in effect as of the last date on which they were credited with an Hour of Service.
5. Pre-2005 Benefits and Post-2004 Benefits. In order to comply with Section 409A of the Code, certain provisions of the Plan, as hereby amended and restated, apply only to Post-2004 Benefits, which are subject to Section 409A. It is not intended that Section 409A apply to Pre-2005 Benefits, and consequently certain provisions of the Plan, as hereby amended and restated, apply only to Pre-2005 Benefits. Nothing contained herein is intended to materially enhance a benefit or right existing as of October 3, 2004 with respect to Pre-2005 Benefits, or to add a new material benefit or right with respect to Pre-2005 Benefits.

6. Definitions. As used herein, the following words and phrases have the meanings ascribed to them in this Section 6 unless a different meaning is plainly required by the context. Some of the words and phrases used in the Plan may not be defined in this Section 6, but, for convenience, may instead be defined as they are introduced into the text. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular, and words in the masculine gender shall be deemed to include the feminine gender.
(a) “Accrued Benefit” shall have the meaning set forth in Section 8.
(b) “Actuarial Equivalent” shall have the meaning set forth in the Retirement Plan, based upon assumptions used in the Retirement Plan for determining the amount of a benefit payable in an optional form.
(c) “Administrator” shall mean the Company or the organization, committee or individual to whom it has delegated the authority administer the Plan, as described in Section 14.
(d) “Affiliate” shall mean any corporation, trade, or business which is treated as a single employer with the Company under Code Sections 414(b), (c), (m) or (o), and any other entity designated as an “Affiliate” for purposes of the Plan by the Company.
(e) “Annuity Starting Date” shall have the meaning set forth in the Retirement Plan.
(f) “Average Monthly Compensation” shall have the meaning set forth in the Retirement Plan.
(g) “Beneficiary” shall mean any person, persons or entity designated in writing by a Member on a form prescribed by the Administrator to receive benefits under the Plan payable in the event of the death of the Member. If no such designation is in effect at the time of the death of the Member or if no person, persons or entity so designated shall survive the Member, the Beneficiary shall be deemed to be the Member’s spouse or, if none, the Member’s estate.
(h) “Benefit Service” shall have the meaning set forth in the Retirement Plan.
(i) “Change of Control” shall mean the occurrence of an event with respect to either the Company or Selective Insurance Group, Inc. (“SIGI”) of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K, as in effect on the date hereof, pursuant to Sections 13 or 15(d) of the Exchange Act; provided, however, that a Change of Control shall, in any event, conclusively be deemed to have occurred upon the first to occur of any one of the following events:
(i) The acquisition by any person or group, including, without limitation, any current stockholder or stockholders of the Company or SIGI, of securities of the Company or SIGI resulting in such person’s or group’s owning, of record or beneficially, twenty-five percent (25%) or more of any class of voting securities of the Company or SIGI;

(ii) The acquisition by any person or group, including, without limitation, any current stockholder or stockholders of the Company or SIGI, of securities of the Company or SIGI resulting in such person’s or group’s owning, of record or beneficially, twenty percent (20%) or more, but less than twenty-five percent (25%), of any class of voting securities of the Company or SIGI, if the Board adopts a resolution that such acquisition constitutes a Change of Control;
(iii) The sale or disposition of all or substantially all of the assets of the Company or SIGI;
(iv) A reorganization, recapitalization, merger, consolidation or other business combination involving the Company or SIGI, the result of which is the ownership by the stockholders of the Company or SIGI of less than eighty percent (80%) of the voting securities of the resulting or acquired entity having the power to elect a majority of the board of directors of such entity; or
(v) A change in the membership of the Board of Directors of SIGI which, taken in conjunction with any other prior or concurrent changes, results in twenty percent (20%) or more of the membership of such Board of Directors being persons not nominated by the Board of Directors as set forth in SIGI’s then most recent proxy statement, excluding changes resulting from substitutions by the Board of Directors because of retirement or death of a director or directors, removal of a director or directors by the Board of Directors or resignation of a director or directors due to demonstrated disability or incapacity.
Notwithstanding anything in this definition to the contrary, no Change of Control shall be deemed to have occurred under the Plan with respect to a particular Member by virtue of any transaction which results in the Member, or a group of persons which includes the Member acquiring, directly or indirectly, voting securities of the Company or SIGI.
(j) “Early Retirement Age” shall have the meaning set forth in the Retirement Plan.
(k) “Early Retirement Date” shall have the meaning set forth in the Retirement Plan.
(l) “Hour of Service” shall have the meaning set forth in the Retirement Plan.
(m) “Joint and Survivor Annuity” shall mean an annuity that is the Actuarial Equivalent of a Single Life Annuity and which provides a reduced monthly benefit for the lifetime of the Member and, upon his death, an annuity for the lifetime of his Beneficiary in a monthly amount equal to fifty percent (50%), seventy-five percent (75%), or one hundred percent (100%) of the amount payable to the Member during his lifetime.
(n) “Member” shall mean an eligible employee who becomes a Member in the Plan pursuant to Section 7.
(o) “Normal Retirement Age” shall have the meaning set forth in the Retirement Plan.

(p) “Normal Retirement Date” shall have the meaning set forth in the Retirement Plan.
(q) “Participating Company” shall have the meaning set forth in the Retirement Plan.
(r) “Participating Employer” shall mean the Company and any of its Affiliates who are Participating Companies in the Retirement Plan and who adopt the Plan pursuant to Section 17 with the consent of and subject to any conditions imposed by the Company.
(s) “Plan Year” shall mean the calendar year.
(t) “Pre-2005 Benefit” shall mean that portion of a Member’s Accrued Benefit under the Plan, if any, that was “deferred” before January 1, 2005 for purposes of Section 409A, as determined in accordance with Treasury Regulations Section 1.409A-6(a)(3)(i).
(u) “Post-2004 Benefit” shall mean that portion of a Member’s Accrued Benefit that is not a Pre-2005 Benefit.
(v) “Retirement Plan Benefit” shall mean a Member’s “Accrued Benefit,” as defined in the Retirement Plan, expressed, as set forth in the Retirement Plan, as the amount of each monthly payment under a Single Life Annuity form of payment commencing on the Member’s Normal Retirement Date.
(w) “Selective Group” shall mean the Company and all of its Affiliates.
(x) “Separation from Service” shall mean a Member’s “separation from service,” as defined in Code Section 409A(a)(2)(A)(i) and Treasury Regulations Section 1.409A-1(h), from his Participating Employer.
(y) “Single Life Annuity” shall have the meaning set forth in the Retirement Plan.
(z) “Social Security Benefit” shall have the meaning set forth in the Retirement Plan.
(aa) “Specified Employee” shall mean a “specified employee”, as defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulations Section 1.409A-1(i), of the Company. The determination of whether a Member is a Specified Employee shall be made by the Administrator from time to time.
(bb) “Surviving Spouse” shall mean the Member’s spouse at the date of the Member’s death, to whom the Member has been legally married during the entire one (1) year period preceding the date of his death.

(cc) “Ten Year Certain and Life Annuity” shall mean an annuity that is the Actuarial Equivalent of a Single Life Annuity and which provides for a reduced monthly benefit for the lifetime of the Member ceasing upon his death; provided, however, that if the Member dies before he has received one hundred and twenty (120) monthly payments, monthly payments in the same amount shall continue to be paid to the Member’s Beneficiary until a total of one hundred and twenty payments, in aggregate, have been made to the Member and his Beneficiary.
(dd) “Total Disability” shall have the meaning set forth in the Retirement Plan.
(ee) “Trust” shall mean any grantor trust or trusts, within the meaning of Section 671 et seq. of the Code, established by the Company in connection with the Plan; provided, however, that the assets of the Trust contributed by each Participating Employer shall remain subject to the claims of the general creditors of each such Participating Employer.
7. Eligibility and Participation. Each employee of a Participating Employer who is (a) entitled to a Retirement Plan Benefit that is limited by reason of Section 401(a)(17) or Section 415(b) of the Code; and (b) who is a member of a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA, of the Selective Group, shall be eligible to participate in the Plan. A Member shall remain a Member as long as he is entitled to an Accrued Benefit under the Plan.
8. Amount of Accrued Benefit. A Member shall be entitled to the following amount of supplemental retirement income under the Plan, expressed as monthly payments in the form of a Single Life Annuity commencing on the Member’s Normal Retirement Date, and based on the Member’s Benefit Service, Average Monthly Compensation and Social Security Benefit as of the date of calculation (the “Accrued Benefit”):
(a) the Member’s Retirement Plan Benefit, but calculated without regard to the limitations upon annual pensionable compensation set forth in Section 401(a)(17) of the Code and the limitations on benefits set forth in Section 415(b) of the Code; minus
(b) the Member’s Retirement Plan Benefit.
9. Early, Disability and Late Retirement Benefits.
(a) The monthly benefits payable under the Plan to a Member who commences benefits upon an Early Retirement Date shall be adjusted for each month by which his Early Retirement Date precedes his Normal Retirement Date in accordance with the provisions of the Retirement Plan.
(b) The Accrued Benefit of a Member who incurs a Total Disability shall be calculated based upon the Member’s Retirement Plan Benefit which is determined upon his Total Disability.
(c) If a Member continues to perform Hours of Service after his Normal Retirement Age, Plan benefits for calendar months commencing on or after his Normal Retirement Age shall be permanently withheld in accordance with the suspension of benefits provisions of the Retirement Plan.

10. Vesting. A Member shall become vested in his Accrued Benefit under the Plan at the same time and at the same rate as he becomes vested in his Retirement Plan Benefit.
11. Time and Form of Payment of Plan Benefits.
(a) Benefits Commencing on or Before December 31, 2008. The vested Accrued Benefit of a Member who, on or before December 31, 2008, has:
(i) qualified for an early retirement benefit, normal retirement benefit, disability retirement benefit, deferred vested retirement benefit or late retirement benefit under the Retirement Plan; and
(ii) commenced receiving payment of his Retirement Plan Benefit under the Retirement Plan on or before December 31, 2008, shall be paid to the Member in monthly installments, commencing at the same time and payable in the same form, as the benefit which the Member has elected to receive under the Retirement Plan. Such time and form of payment shall not be subject to change after January 1, 2009 and shall not be affected by any changes in the time or form of payment of the benefit under the Retirement Plan that occur after December 31, 2008.
(b) Benefits Commencing on or After January 1, 2009. The vested Accrued Benefit of a Member, payment of which has not commenced on or before December 31, 2008 pursuant to paragraph (a) of this Section 11, shall be paid to the Member as follows:
(i) Pre-2005 Benefit. A Member’s vested Pre-2005 Benefit shall be paid to the Member in monthly installments, commencing at the same time, and payable in the same form, as the benefit which the Member has elected to receive under the Retirement Plan.
(ii) Post-2004 Benefit. Subject to any election by the Member in accordance with paragraphs (c), (d) or (f) of this Section 11, a Member’s vested Post-2004 Benefit shall be paid to him in a Single Life Annuity commencing on the first day of the month that is the later of the first day of the month next following the date of his Separation from Service and the date he attains Early Retirement Age.
(c) Election of Alternative Benefit Commencement Date for Post-2004 Benefit. A Member who does not commence receiving payment of his Post-2004 Benefit on or before December 31, 2008 may elect an alternative benefit commencement date for payment of his Post-2004 Benefit by filing a written election in the form prescribed by the Administrator with the Administrator:
(i) on or before December 31, 2008, provided that the election: (A) applies only to amounts that would not otherwise be payable in the calendar year in which the election is made; and (B) does not cause an amount to be paid in the calendar year in which the election is made that would not otherwise be payable in such year; or
(ii) on or before the thirtieth (30th) day after the he first becomes eligible to participate in the Plan, within the meaning of Treasury Regulations Section 1.409A-2(a)(7).

A benefit commencement date may be the first day of any month; provided however that a Member may not elect a benefit commencement date that is: (x) earlier than the date on which he attains Early Retirement Age or, if later, the first day of the month following the date on which he incurs a Separation from Service; or (y) later than the date on which he attains Normal Retirement Age or, if later, the first day of the month following the date on which he incurs a Separation from Service.
(d) Election of Form of Life Annuity for Post-2004 Benefit. A Member may elect, by filing a written election in the form prescribed by the Administrator with the Administrator on or before his benefit commencement date, to receive his Post-2004 Benefit in a 50%, 75% or 100% Joint and Survivor Annuity, a Ten Year Certain and Life Annuity, or a Single Life Annuity (each, a “Life Annuity”). Notwithstanding anything in this Section 11 to the contrary, a Member may revoke his election as to one form of Life Annuity and elect a different form of Life Annuity by filing a written election in the form prescribed by the Administrator with the Administrator on or before his benefit commencement date. In the absence of an election pursuant to this paragraph (d), a Member’s Post-2004 Benefit shall be payable to him in the form of a Single Life Annuity, as provided in paragraph (b) of this Section 11.
(e) Six Month Delay For Specified Employees. Notwithstanding anything in the Plan to the contrary, except (i) where a Member incurs a Separation from Service by reason of death; and (ii) with respect to distributions commencing on or before December 31, 2008 pursuant to Section 11(a), no distribution of a Member’s vested Post-2004 Benefit shall be made upon the Member’s Separation from Service if he is a Specified Employee as of the date of his Separation from Service until the first business day of the seventh month after the date of the Specified Employee’s Separation from Service (or, if earlier, the date of his death). On such date, any payments which would have been made during the six-month period following the Member’s Separation from Service shall be aggregated and paid in full to the Member, together with interest at the six-month Treasury bill rate in effect as of the first business day of the calendar year in which the Member’s Separation from Service occurs, and any succeeding payments shall continue as scheduled.
(f) Change of Benefit Commencement Date. On or after January 1, 2009, a Member may change the benefit commencement date for his Post-2004 Benefit by filing a written election change in the form prescribed by the Administrator with the Administrator, provided that: (i) the election change is filed with the Administrator at least twelve (12) months before the benefit commencement date; (ii) the election change will not take effect until at least twelve (12) months after the election is filed; and (iii) the benefit commencement date is postponed for at least five (5) years, but to a date no later than the later of the date on which the Member reaches Normal Retirement Age and the date that is the first day of the month following his Separation from Service. A Member may make no more than two election changes pursuant to this paragraph (f).

12. Pre-Retirement Death Benefits.
(a) Death Benefit. If a Member with a vested Accrued Benefit dies before his Annuity Starting Date, the Company shall pay to the Member’s Surviving Spouse, for the lifetime of the Surviving Spouse ending at the death of the Surviving Spouse:
(i) if the Member dies after attaining Early Retirement Age, the monthly amount the Member would have been entitled to receive had he incurred a Separation from Service and commenced receiving his Accrued Benefit in the form of an immediate 100% Joint and Survivor Annuity on the day before his death; or
(ii) if the Member dies before attaining Early Retirement Age, the monthly amount that the Member would have been entitled to receive had he incurred a Separation from Service on the date of his death or, if earlier, the actual date of his Separation from Service, survived to his Early Retirement Age, commenced receiving his Accrued Benefit in the form of a 100% Joint and Survivor Annuity on his Early Retirement Date, and died the next day.
(b) Pre-2005 Benefit. The Member’s pre-retirement death benefit attributable to his vested Pre-2005 Benefit shall be payable to his Surviving Spouse commencing at the same time as the pre-retirement death benefit under the Retirement Plan is payable to the Surviving Spouse under the Retirement Plan.
(c) Post-2005 Benefit. A Member’s Surviving Spouse may postpone the commencement date of the pre-retirement death benefit attributable to the Member’s vested Post-2004 Benefit to the first day of any month that is after the date on which the Member attained or would have attained his Early Retirement Age and no later than the date on which the Member would have attained Normal Retirement Age, by filing a written election change, in the form prescribed by the Administrator, with the Administrator, provided that, after December 31, 2008: (i) such election change must be made at least twelve (12) months before the Member’s Early Retirement Date; (ii) the election change will not take effect until at least twelve (12) months after the date the election is made; and (iii) the commencement date is postponed to a date at least five (5) years later than the previously scheduled commencement date. A Member’s Surviving Spouse may not postpone the commencement date of the pre-retirement death benefits beyond the date on which the Member would have attained Normal Retirement Age.
13. Acceleration of Payments of Post-2004 Benefits Upon Certain Events. Notwithstanding anything in this Plan to the contrary, the Administrator, in its sole discretion, may accelerate payment of all or any portion of a Member’s vested Post-2004 Benefit upon the occurrence of any of the events described in this Section 13. A determination of whether a payment qualifies for acceleration under this Section 13 shall be made by the Administrator, in its sole discretion, in accordance with
Section 1.409-3(j)(4) of the Treasury Regulations.
(a) Domestic Relations Order. The Administrator may in its sole discretion accelerate payment of all or any portion of a Member’s vested Post-2004 Benefit to the extent necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)) which requires any payments otherwise due to the Member under the Plan to be made to an individual other than the Member.

(b) Limited Cashouts. The Administrator may in its sole discretion accelerate payment of all or any portion of a Member’s vested Post-2004 Benefit to the extent that: (i) the aggregate amount of the Member’s vested Post-2004 Benefit that remains unpaid under the Plan does not exceed the applicable dollar amount under Code Section 402(g)(1)(B); (ii) the accelerated payment results in the termination of the entirety of the Member’s interest under the Plan and all other agreements, plans and arrangements aggregated with the Plan under Treasury Regulations Section 1.409A-1(c)(2); and (3) the Administrator’s decision to cash out the Member’s remaining interest under the Plan pursuant to this paragraph (b) is evidenced in writing no later than the cashout date.
(c) Payment of Employment Taxes. The Administrator may in its sole discretion accelerate payment of all or any portion of a Member’s vested Post-2004 Benefit to pay: (i) the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101 and 3121(a) and (v)(2) on compensation deferred under the Plan (the “FICA Amount”); and/or (ii) income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, however, that the total payment under this paragraph (c) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount.
(d) Payment Upon Income Inclusion Under Section 409A. The Administrator may in its sole discretion accelerate payment of all or any portion of a Member’s vested Post-2004 Benefit if the Plan fails to meet the requirements of Code Section 409A and the applicable regulations; provided that any payment made pursuant to this paragraph (d) may not exceed the amount required to be included by the Member in income as a result of the failure to comply with the requirements of Code Section 409A.
(e) Termination of the Plan. The Administrator may in its sole discretion accelerate payment of all or any portion of a Member’s vested Post-2004 Benefit upon termination of the Plan in accordance with Treasury Regulations Section 1.409A-3(j)(4)(ix).
(f) Payment of State, Local or Foreign Taxes. The Administrator may in its sole discretion accelerate payment of all or any portion of a Member’s vested Post-2004 Benefit for payment of: (i) state, local, or foreign tax obligations of the Member arising from payments under the Plan which apply to any such amounts before they are paid or made available to the Member; and/or (ii) the income tax at source on wages imposed under Code Section 3401 as a result of such payment, and the additional income tax at source on wages imposed under Code Section 3401 attributable to such additional Code Section 3401 wages and taxes. The total payment under this paragraph (f) shall not exceed the aggregate of the state, local, and foreign tax amount and the income tax withholding related to such state, local, and foreign tax amount. Any such payment shall be made, in the Administrator’s discretion, either by (x) distributions to the Member in the form of withholding pursuant to provisions of applicable state, local, or foreign law; or (y) distribution directly to the Member.

(g) Certain Offsets. To the extent permitted by applicable law, the Administrator may in its sole discretion accelerate payment of all or any portion of a Member’s vested Post-2004 Benefit in satisfaction of a debt of the Member to a Participating Employer, where such debt is incurred in the ordinary course of the service relationship between the Member and the Participating Employer; provided, however, that (i) the entire amount of any such accelerated payment in any of the Member’s taxable years does not exceed $5,000; and (ii) the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Member.
(h) Bona Fide Disputes as to a Right to a Payment. The Administrator may in its sole discretion accelerate payment of all or any portion of a Member’s vested Post-2004 Benefit to the extent that the accelerated payment is made as part of a settlement between the Member and a Participating Employer of an arm’s length, bona fide dispute as to the Member’s right to the payment.
14. Administration.
(a) Administrator. The Company, or such other organization, committee or individual as may be designated by the Company from time to time, shall be the Plan’s Administrator.
(b) Powers of Administrator. The Administrator shall be charged with the general administration of the Plan and shall have all powers necessary or appropriate to accomplish its duties under the Plan. The Administrator shall administer the Plan in accordance with its terms. Any determination by the Administrator shall be made in its sole and absolute discretion and shall be conclusive and binding upon all persons. The powers and responsibilities of the Administrator shall include, without limitation, the following:
(i) determining all questions relating to the eligibility of an employee to participate in the Plan or remain a Member;
(ii) computing and certifying the amount and the kind of benefits to which any Member may be entitled;
(iii) establishing procedures, correcting defects, supplying information, and reconciling inconsistencies in any manner and to whatever extent is deemed necessary or advisable to carry out the purpose of the Plan;
(iv) authorizing and directing disbursements from the Trust;
(v) determining all questions arising in connection with the administration, interpretation and application of the Plan;
(vi) maintaining all necessary records for the administration of the Plan;
(vii) making and publishing rules and regulations that are consistent with the terms hereof;

(viii) determining the short and long-term liquidity needs of the Plan; and
(ix) assisting any Member, Beneficiary or Surviving Spouse regarding his rights, benefits, or elections available under the Plan.
(c) Limitation of Liability. The Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to it by any officer or other employee of the Company, any Participating Employer, or any subsidiary or affiliated entity, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Administrator or the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no member of any committee appointed as Administrator and no person to whom ministerial duties have been delegated shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan. The Company agrees to indemnify and hold harmless each person who serves as a member of any committee acting as Administrator to the fullest extent permitted by law for all acts done in good faith and without gross negligence, including defense of all litigation, including legal fees.
(d) Delegation of Authority. Notwithstanding anything in this Section 14, the Administrator may, at any time and in its sole discretion by action in writing, delegate to any individual, committee or entity any of its powers and responsibilities under the Plan.
15. Claim and Appeal Procedure.
(a) Any Member, Beneficiary or Surviving Spouse or other person claiming an interest in the Plan (the “Claimant”) may file a claim in writing with the Administrator.
(b) The denial of any claim under the Plan shall be communicated in writing or in electronic form by the Administrator to the Claimant (or the Claimant’s authorized representative) within ninety (90) days of receipt of the claim, unless the Administrator determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Administrator may have up to an additional ninety (90) days to process the application. If the Administrator determines that an extension of time for processing is required, the Administrator shall furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Administrator expects to render its decision on the application.
(c) The written or electronic notice of denial shall be set forth in a manner designed to be understood by the Claimant, and shall include specific reasons for the denial, specific references to the Plan provision(s) upon which the denial is based, a description of any information or material necessary for the Claimant to perfect his claim, an explanation of why such material or information is necessary, and an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA following an adverse determination on review. If a Claimant has not received notification of the Administrator’s determination within ninety (90) days (or such extended period as may be applicable), the Claimant shall be entitled to pursue any remedies available to him under ERISA.

(d) Any Claimant whose claim is denied in accordance with paragraph (c) shall have the right to request the review of such denial within seventy-five (75) days of receipt of written or electronic notice of the denial. Such request for review must be in writing and directed to the Administrator.
(e) The Administrator shall have sixty (60) days to process the application for review unless the Administrator determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Administrator may have up to an additional sixty (60) days to process the application. If the Administrator determines that an extension of time for processing is required, the Administrator shall furnish written or electronic notice of the extension to the Claimant before the end of the initial sixty (60) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Administrator expects to render its decision on the application.
(f) The Claimant will have the right to be represented at such review, to review all documents relevant to the claim, and to submit written comments, documents, records and other information relating to the claim. The Claimant will be provided upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim. Any review requested by the Claimant of a determination by the Administrator will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Administrator shall respond electronically or in writing within sixty (60) days (or such extended period as may be applicable) after the receipt of the request for such review. The decision on review shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant and with specific references to the relevant Plan provisions on which the decision is based.
(g) Any person submitting a claim in accordance with this section may withdraw the claim at any time or, with the consent of the Administrator, defer the date on which such claim shall be deemed filed for purposes of this Section 15.
(h) For purposes of this Section 15, a document, record or other information is considered “relevant” to the Claimant’s claim if such document, record or other information (i) was relied upon by the Administrator in making the benefit determination; (ii) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards designed to ensure and to verify that that benefit claim determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated Claimants.

(i) The internal claims procedures under this Section 15 are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for review in accordance with this Section 15, the denial of the claim shall become final and binding on all persons for all purposes.
(j) The determination whether to grant or to deny any claim under this Plan shall be made by the Administrator, in its sole and absolute discretion. All determinations, constructions and interpretations made by the Administrator shall be conclusive and binding on all persons to the maximum extent permitted by law.
16. Establishment of Trusts.
(a) The Company shall establish one or more Trusts (including sub-accounts under such Trusts), and the Company and the Participating Employers may deposit therein amounts of cash or other property to assist the Company and the Participating Employers in meeting their obligations under the Plan. The investments of the Trust(s) may include life insurance (including, but not limited to, variable life insurance), and such other assets as may be selected from time to time by the Administrator or its delegee. Prior to a Change of Control, the Company and any Participating Employer, in their sole discretion, may at any time, or from time to time, make deposits of cash or other property into such Trust or Trusts, and neither the trustee of such Trusts nor any Member, Beneficiary or Surviving Spouse shall have any right to compel such additional deposits.
(b) Upon a Change of Control, the Company shall, as soon as possible, but in no event later than sixty (60) days following the Change of Control, make an irrevocable contribution to the Trust(s) in an amount that is sufficient to pay each Member on a pre-tax basis the benefits to which the Member would be entitled pursuant to the terms of the Plan as of the date on which the Change of Control occurred, without regard to whether the benefits are fully vested, and taking into account any enhanced benefit commencing as early as allowed by the Plan.
(c) Within sixty (60) days following the end of each calendar year after the occurrence of a Change of Control, the Company shall be required to irrevocably deposit additional cash or other property to the Trust(s) in an amount sufficient to pay to each Member or beneficiary, taking into account any assets of the Trust(s) resulting from prior contributions, on a pre-tax basis and without regard to whether the benefits are fully vested, all Accrued Benefits payable pursuant to the terms of the Plan as of the close of such calendar year.
17. Participating Employers.
(a) Adoption of Plan. Any Affiliate of the Company who is a Participating Company in the Retirement Plan may, by action of its board of directors, adopt this Plan for all or a portion of its eligible employees, provided that the Board of Directors of the Company approves such adoption, subject to any conditions imposed by the Company.
(b) Withdrawal from Plan. A Participating Employer may withdraw at any time from the Plan without affecting the other Participating Employers. The Board of Directors of the Company may, at its discretion, terminate a Participating Employer’s participation in the Plan at any time when, in its judgment, such Participating Employer fails or refuses to discharge its obligations under the Plan.

18. Amendment and Termination of the Plan.
(a) Amendment. The Company, or its delegee, may at any time make such modifications of the Plan as it shall deem advisable. All such amendments shall be in writing. Except for amendments which the Company reasonably believes necessary or appropriate to avoid adverse tax consequences to Members, including amendments designed to avoid the penalties and interest imposed by Section 409A of the Code, no amendment of the Plan may, without the consent of a Member, adversely affect the rights of such Member to his Accrued Benefit, determined as of the effective date of the amendment.
(b) Termination. Notwithstanding anything in the Plan to the contrary, subject to the terms of Section 409A of the Code, the Company may suspend, freeze or terminate the Plan at any time in its sole discretion by written action of the Company or its delegee.
19. General Provisions.
(a) Limits on Transfer of Plan Benefits. Except as otherwise provided herein, other than by will or the laws of descent and distribution, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Member or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities, engagements, or torts of any Member. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.
(b) Unfunded Status of Plan. The Plan shall be maintained as an unfunded plan under the Code and Title I of ERISA which meets the requirements of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and Members shall rely solely on the unsecured promise of the Company or other applicable Participating Employer for payment hereunder. Nothing contained in the Plan shall give a Member, Beneficiary or Surviving Spouse any rights that are greater than those of a general unsecured creditor of the Company or other Participating Employer; provided, however, that the Administrator may authorize the creation of Trusts referred to in Section 16, or make other arrangements to meet the obligations of the Participating Employers under the Plan, which Trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.
(c) No Employment Rights. No provision of the Plan or transaction hereunder shall confer upon any Member any right to be employed by the Company or any subsidiary or affiliate thereof, or to interfere in any way with the right of any Participating Employer to increase or decrease the amount of any compensation payable to such Member. Subject to the limitations set forth in Section 19(a) hereof, the Plan shall inure to the benefit of, and be binding upon, the Company and Members and their successors and assigns.
(d) Tax Withholding. The Company and each other Participating Employer shall have the right to deduct from amounts otherwise payable to a Member, Beneficiary or Surviving Spouse under the Plan any sums that federal, state, local, social security or foreign tax law requires to be withheld with respect to such payment.

(e) Creditors’ Rights. The maintenance of the Plan by the Company is not intended to, shall not, and shall not be deemed to, confer upon the Company, any other Participating Employer or any of their subsidiaries or affiliates any ownership or other legal or beneficial interest of any kind or nature in any contributions (or any earnings thereon) actually contributed by any other party to the Plan or any Trust, and no creditor, receiver, trustee, successor or assign or other party claiming any interest in the property or assets of any Participating Employer or any of its subsidiaries or affiliates shall recover from, or claim any interest in, the Plan or Trust, if any, in excess of the contributions (and any earnings thereon) actually contributed by the party to the Plan or Trust through or against whom such entity asserts its claim or interest.
(f) Required Notification to Administrator. Each Member, Beneficiary and Surviving Spouse entitled to payments hereunder shall file with the Administrator from time to time in writing his post office address and each change of post office address. Any check representing payment hereunder and any communication addressed to a Member or his Beneficiary or Surviving Spouse at the last address filed with the Administrator, or if no such address has been filed, then at his last address as indicated on the records of the Company, shall be binding on such persons for all purposes of the Plan.
(g) Notices and Other Communications. Except as determined by the Administrator with respect to elections, any notice or other communication to be provided under any provision of the Plan shall be in writing and shall be personally delivered, sent by overnight courier, sent by telecopier or facsimile transmission, or mailed by first class, registered or certified mail, postage prepaid, return receipt requested. Any such notice shall be deemed to have been duly given if personally delivered when delivered, if mailed five days after mailing, if sent by telecopier when confirmed, and if sent by overnight courier one business day after delivery to such courier. All notices to be given to the Company or the Administrator shall be addressed to the Company or the Administrator at the Company’s principal office, or at such other address(es) as it may designate by like notice. All notices to be given to a Member, Beneficiary or Surviving Spouse shall be addressed to the Member, Beneficiary or Surviving Spouse at the most recent business or home address appearing in the Company’s records.
(h) Governing Law. The validity, construction, and effect of the Plan shall be determined in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of laws, to the extent not preempted by ERISA or any other federal law.
(i) Severability. In the event that any provision of the Plan shall be declared illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been a part of the Plan.
(j) Successors. The provisions of this Plan shall be binding upon each Participating Employer and their respective successors and assigns, and upon each Member and his heirs, beneficiaries, spouses, estates, and legal representatives.

(k) Facility of Payment. Whenever and as often as any person entitled to payments hereunder shall be under a legal disability, or in the sole judgment of the Administrator shall otherwise be unable to apply such payments to his own best interest and advantage, the Administrator, in the exercise of its discretion, may direct all or any portion of such payments to be made in any one or more of the following ways:
(i) directly to such person;
(ii) to his legal curator, guardian, or conservator, or other court-appointed or court-recognized representatives; or
(iii) to his spouse, to another member of his family, or to any other person, to be expended for his benefit.
(l) Receipt and Release. Payments (in any form) to any Member, Beneficiary or Surviving Spouse in accordance with the provisions of the Plan shall be in full satisfaction of all claims relating to the Member’s benefits under the Plan against the Company, the Participating Employers, all Affiliates of the Company, their respective boards of directors, officers, employees, and the Administrator, and the Administrator may require such Member, Beneficiary or Surviving Spouse, as a condition to such payments, to execute a receipt and release to such effect.
20. Compliance With Section 409A. It is intended that the Plan, to the extent that it applies to Post-2004 Benefits, comply with Section 409A of the Code so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to Members or their Beneficiaries or Surviving Spouses. The provisions of the Plan both as reflected in this amendment and restatement and immediately prior to the effective date of the amendment and restatement shall be construed, administered, and governed in a manner that effects such intent. Although the Company and the Administrator shall use their best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of benefit accruals and payments under Plan is not warranted or guaranteed, and neither the Company, the Administrator, any Participating Employer, or any of their members, employees, directors, officers, agents or affiliates, shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Member, Beneficiary or Surviving Spouse or other taxpayer as a result of the Plan.
IN WITNESS WHEREOF, this Selective Insurance Supplemental Pension Plan, As Amended and Restated as of January 1, 2005, has been duly executed on the 13th day of October, 2008.

SELECTIVE INSURANCE COMPANY OF AMERICA
/s/ Michael H. Lanza
Name:	Michael H. Lanza
Title:	Executive Vice President and General Counsel